Exhibit (h)(4)

Execution Copy

ADMINISTRATION AND ACCOUNTING SERVICES AGREEMENT

THIS AGREEMENT is made as of 11/1, 2014 by and between BNY MELLON INVESTMENT SERVICING (US) INC., a Massachusetts corporation (“BNY Mellon”), and CHESTNUT STREET EXCHANGE FUND, a California limited partnership (the “Fund”).

W I T N E S S E T H :

WHEREAS, the Fund is registered as an open-end management investment company under the Investment Company Act of 1940, as amended (the “1940 Act”); and

WHEREAS, the Fund desires to retain BNY Mellon to provide the administration and accounting services set forth in this Agreement and BNY Mellon is willing to provide such services, all as more fully set forth below;

NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, and intending to be legally bound hereby, the Fund and BNY Mellon hereto agree as follows:

1.	Definitions as used in this Agreement:

(a)	“1933 Act” means the Securities Act of 1933, as amended.

(b)	“1934 Act” means the Securities Exchange Act of 1934, as amended.

(c)

“Authorized Person” means any officer of the Fund and any other person duly authorized by the Fund to give Oral Instructions or Written Instructions on behalf of the Fund. An Authorized Person’s scope of authority may be limited by setting forth such limitation in a written document signed by the Fund and BNY Mellon.

(d)	“Oral Instructions” mean oral instructions received by BNY Mellon from an

Authorized Person or from a person reasonably believed by BNY Mellon to be an Authorized Person. BNY Mellon may, in its sole discretion in each separate instance, consider and rely upon instructions it receives from an Authorized Person via electronic mail as Oral Instructions.

(e)	“SEC” means the Securities and Exchange Commission.

(f)	“Securities Laws” means the 1933 Act, the 1934 Act and the 1940 Act.

(g)	“Shares” means the shares of beneficial interest of any series or class of the Fund.

(h)

“Written Instructions” mean (i) written instructions signed by an Authorized Person (or a person reasonably believed by BNY Mellon to be an Authorized Person) and received by BNY Mellon or (ii) trade instructions transmitted (and received by BNY Mellon) by means of an electronic transaction reporting system access to which requires use of a password or other authorized identifier. The instructions may be delivered electronically (with respect to sub-item (ii) above) or by hand, mail, tested telegram, cable, telex or facsimile sending device.

2.

Appointment. The Fund appoints BNY Mellon to provide the administration and accounting services set forth in this Agreement, in accordance with the terms set forth in this Agreement. BNY Mellon accepts such appointment and agrees to furnish such services, in accordance with the terms set forth in this Agreement. BNY Mellon shall not be responsible for any compensation or expenses charged by any other service provider engaged by the Fund.

3.	Compliance with Rules and Regulations.

BNY Mellon undertakes to comply with all applicable requirements of the Securities Laws, but only to the extent that BNY Mellon is necessarily and specifically required to comply with the same in connection with BNY Mellon’s provision of the services set forth in this Agreement. Except as specifically set forth herein, BNY Mellon assumes no responsibility for compliance by the Fund or any other entity.

4.	Instructions.

(a)	Unless otherwise provided in this Agreement, BNY Mellon shall act only upon Oral Instructions or Written Instructions.

(b)

BNY Mellon shall be entitled to rely upon any Oral Instruction or Written Instruction it receives from an Authorized Person (or from a person reasonably believed by BNY Mellon to be an Authorized Person) pursuant to this Agreement. BNY Mellon may assume that any Oral Instruction or Written Instruction is not in any way inconsistent with the provisions of organizational documents or this Agreement or of any vote, resolution or proceeding of the Fund’s governing body or of the Fund’s owners, unless and until BNY Mellon receives Written Instructions to the contrary.

(c)

The Fund agrees to forward to BNY Mellon Written Instructions confirming Oral Instructions (except where such Oral Instructions are given by BNY Mellon or its affiliates) so that BNY Mellon receives the Written Instructions by the close of business on the same day that such Oral Instructions are received. The fact that such confirming Written Instructions are not received by BNY Mellon or differ from the Oral Instructions shall in no way invalidate the transactions or enforceability of the transactions authorized by the Oral Instructions or BNY Mellon’s ability to rely upon such Oral Instructions.

5.	Right to Receive Advice.

(a)	If BNY Mellon is in doubt as to any action it should or should not take, BNY Mellon may request directions or advice, including Oral Instructions or Written Instructions, from the Fund.

(b)

If BNY Mellon shall be in doubt as to any question of law pertaining to any action it should or should not take, BNY Mellon may request advice from counsel of its own choosing (who may be counsel for the Fund or BNY Mellon, at the option of BNY Mellon).

(c)

In the event of a conflict between directions or advice or Oral Instructions or Written Instructions BNY Mellon receives from the Fund and the advice BNY Mellon receives from counsel, BNY Mellon may rely upon and follow the advice of counsel.

(d)

BNY Mellon shall be without liability for any action BNY Mellon takes or does not take in reasonable reliance upon directions or advice or Oral Instructions or Written Instructions BNY Mellon receives from or on behalf of the Fund or from counsel and which BNY Mellon believes, in good faith, to be consistent with those directions or advice or Oral Instructions or Written Instructions. Nothing in this section shall be construed so as to impose an obligation upon BNY Mellon to seek directions or advice or Oral Instructions or Written Instructions.

6.	Records; Visits.

(a)

The books and records pertaining to the Fund which are in the possession or under the control of BNY Mellon shall be the property of the Fund. Such books and records shall be preserved as required by the 1940 Act and other applicable Securities Laws. The Fund and Authorized Persons shall have access to such books and records at all times during BNY Mellon’s normal business hours. Upon the reasonable request of the Fund, copies of any such books and records shall be provided by BNY Mellon to the Fund or an Authorized Person, at the Fund’s expense.

(b)	BNY Mellon shall keep the following records:

(i)	all books and records with respect to the Fund’s books of account;

(ii)	records of the Fund’s securities transactions; and

(iii)

all other books and records required to be maintained pursuant to Rule 31a-1 under the 1940 Act, but only to the extent that such books and records necessarily and specifically relate to the services required to be performed by BNY Mellon pursuant to this Agreement.

7.

Confidentiality. Information provided in connection with the services set forth in this Agreement relating to the Fund’s or BNY Mellon’s business (“Confidential Information”) shall be kept confidential. (For clarification, this Section 7 relates only to the Confidential Information of the Fund and BNY Mellon and their respective affiliates.) Confidential Information shall include (a) any data or information that is competitively sensitive material, and not generally known to the public, including, but not limited to, information about product plans, marketing strategies, finances, operations, customer relationships, customer profiles, customer lists, sales estimates, business plans and internal performance results relating to the past, present or future business activities of the Fund or BNY Mellon or their respective affiliates; (b) any scientific or technical information, design, process, procedure, formula or improvement that is commercially valuable and secret in the sense that its confidentiality affords the Fund or BNY Mellon (as applicable) a competitive advantage over its competitors; (c) all confidential or proprietary concepts, documentation, reports, data, specifications, computer software, source code, object code, flow charts, databases, inventions, know-how and trade secrets, whether or not patentable or copyrightable; and (d) anything designated as confidential. Notwithstanding the foregoing, information shall not be subject to such confidentiality obligations if it: (a) is already known to the receiving party at the time it is obtained; (b) is or becomes publicly known or available through no wrongful act of the receiving party; (c) is rightfully received from a third party who, to the best of the receiving party’s knowledge, is not under a duty of confidentiality; (d) is released by the protected party to a third party without restriction; (e) is requested or required to be disclosed by the receiving party pursuant to a court order, subpoena, governmental or regulatory agency request or law; (f) is relevant to the defense of any claim or cause of action asserted against the receiving party; (g) is Fund information provided by BNY Mellon in connection with an independent third party compliance or other review for the specific purpose of providing such information to such third party for such review; (h) is necessary for BNY Mellon to release such information in connection with the provision of services contemplated in this Agreement; or (i) has been or is independently developed or obtained by the receiving party.

8.

Liaison with Accountants. BNY Mellon shall act as liaison with the Fund’s independent public accountants and shall provide account analyses, fiscal year summaries and other audit-related schedules. BNY Mellon shall take all reasonable action in the performance of its duties set forth in this Agreement to assure that the necessary information is made available to such accountants for the expression of their opinion, as required by the Fund.

9.	BNY Mellon System. BNY Mellon shall retain title to and ownership of any and all data bases, computer programs, screen formats, report formats, interactive design techniques,

derivative works, inventions, discoveries, patentable or copyrightable matters, concepts, expertise, patents, copyrights, trade secrets and other related legal rights utilized by BNY Mellon in connection with the services provided by BNY Mellon with respect to the Fund.

10.

Disaster Recovery. BNY Mellon shall enter into and shall maintain in effect with appropriate parties one or more agreements making reasonable provisions for emergency use of electronic data processing equipment to the extent appropriate equipment is available. In the event of equipment failures, BNY Mellon shall, at no additional expense to the Fund, take reasonable steps to minimize service interruptions. BNY Mellon shall have no liability with respect to the loss of data or service interruptions caused by equipment failure, provided such loss or interruption is not caused by BNY Mellon’s own willful misfeasance, bad faith, negligence or reckless disregard with respect to BNY Mellon’s duties set forth in this Agreement.

11.	Compensation.

(a)	As compensation for the services rendered by BNY Mellon pursuant to the terms of this Agreement the Fund will pay to BNY Mellon the fees as set forth on Schedule A.

(b)

The Fund represents, warrants and covenants to BNY Mellon that (i) the terms set forth in this Agreement (including the date of this Agreement), (ii) the fees and expenses associated with this Agreement and (iii) any benefits accruing to BNY Mellon or to the Fund or any other affiliate of the Fund in connection with this Agreement have been (or at the next regularly scheduled meeting of the governing body of the Fund following execution of this Agreement will be) fully disclosed to the governing body of the Fund and that, if required by applicable law, such governing body has approved or will approve the terms set forth in this Agreement (including the date of this Agreement), any such fees and expenses, and any such benefits.

12.	Responsibility of BNY Mellon.

(a)

BNY Mellon shall be under no duty to take any action on behalf of the Fund except as specifically set forth herein or as may be specifically agreed to by BNY Mellon and the Fund in a written amendment hereto. BNY Mellon shall be obligated to exercise reasonable care and diligence in the performance of its duties set forth in this Agreement and shall not be liable for any loss suffered by the Fund in connection with the matters to which this Agreement relates, except a loss resulting from willful misfeasance, bad faith or gross negligence in the performance of its duties or from reckless disregard of its obligations and duties under this Agreement.

(b)

Notwithstanding anything in this Agreement to the contrary, (i) BNY Mellon shall not be liable for losses, delays, failure, errors, interruption or loss of data occurring directly or indirectly by reason of circumstances beyond its reasonable control, including without limitation acts of God; action or inaction of civil or military authority; public enemy; war; terrorism; riot; fire; flood; sabotage; epidemics; labor disputes; civil commotion; interruption, loss or malfunction of utilities, transportation, computer or communications capabilities; insurrection; elements of nature; or non-performance by a third party; and (ii) BNY Mellon shall not be under any duty or obligation to inquire into and shall not be liable for the validity or invalidity, authority or lack thereof, or truthfulness or accuracy or lack thereof, of any instruction, direction, notice, instrument or other information which BNY Mellon reasonably believes to be genuine.

(c)

Notwithstanding anything in this Agreement to the contrary, neither party to this Agreement nor their affiliates shall be liable for any consequential, special, punitive or indirect losses or damages, whether or not the likelihood of such losses or damages was known by such party or its affiliates.

(d)	The provisions of this Section 12 shall survive termination of this Agreement.

(e)	Notwithstanding anything in this Agreement to the contrary, each party shall have a duty to mitigate damages for which the other party may become responsible.

13.	Description of Administration Services on a Continuous Basis.

BNY Mellon will perform the following administration services on behalf of the Fund:

(i)	Prepare quarterly broker security transactions summaries;

(ii)	Prepare monthly security transaction listings;

(iii)	Supply various normal and customary Fund statistical data as requested on an ongoing basis;

(iv)	Prepare for execution and file the Fund’s Federal and state tax returns (subject to review and approval of the Fund);

(v)	Prepare and file the Fund’s Semi-Annual Reports with the SEC on Form N-SAR;

(vi)	Prepare and file with the SEC the Fund’s annual, semi-annual and quarterly shareholder reports, Forms N-CSR, N-Q and N-PX; and

(vii)	Monitor the Fund’s status as a regulated investment company under Sub-chapter M of the Internal Revenue Code of 1986, as amended.

All documents filed with the SEC are subject to the review and approval of Fund counsel.

14.	Description of Accounting Services on a Continuous Basis.

BNY Mellon will perform the following accounting services on behalf of the Fund:

(i)	Journalize investment, capital share and income and expense activities;

(ii)	Verify investment buy/sell trade tickets when received from the investment adviser for the Fund (the “Adviser”) and transmit trades to the Fund’s custodian (the “Custodian”) for proper settlement;

(iii)	Maintain individual ledgers for investment securities;

(iv)	Maintain historical tax lots for each security;

(v)	Reconcile cash and investment balances of the Fund with the Custodian, and provide the Adviser with the beginning cash balance available for investment purposes;

(vi)	Update the cash availability throughout the day as required by the Adviser;

(vii)	Post to and prepare the Statement of Assets and Liabilities and the Statement of Operations;

(viii)	Calculate various contractual expenses (e.g., advisory and custody fees);

(ix)	Monitor the expense accruals and notify an officer of the Fund of any proposed adjustments;

(x)	Control all disbursements and authorize such disbursements upon Written Instructions;

(xi)	Calculate capital gains and losses;

(xii)	Determine net income;

(xiii)

Obtain security market quotes from independent pricing sources approved by the Adviser or the Fund, or if such quotes are unavailable, then obtain such prices from the Adviser, and in either case calculate the market value of the Fund’s investments in accordance with the Fund’s valuation policies or guidelines provided, however, that BNY Mellon shall not be under a duty to independently price or value any of the Fund’s investments itself or to confirm or validate any information or valuation provided by the Adviser or any other pricing source, nor shall BNY Mellon have liability relating to inaccuracies or otherwise with respect to such information or valuations;

(xiv)	Transmit or make available a copy of the daily portfolio valuation to the Adviser;

(xv)	Compute net asset value; and

(xvi)	As appropriate, compute yields, total return, expense ratios, portfolio turnover rate and, if required, portfolio average dollar-weighted maturity.

15.	Duration and Termination. This Agreement shall continue until terminated by the Fund or by BNY Mellon on sixty (60) days’ prior written notice to the other party.

16.

Notices. Notices shall be addressed (a) if to BNY Mellon, at 301 Bellevue Parkway, Wilmington, Delaware 19809, Attention: President (or such other address as BNY Mellon may inform the Fund in writing); (b) if to the Fund, at 301 Bellevue Parkway, Wilmington, Delaware 19809, Attention: President (or such other address as Fund may inform BNY Mellon); or (c) if to neither of the foregoing, at such other address as shall have been given by like notice to the sender of any such notice or other communication by the receiving party. If notice is sent by confirming telegram, cable, telex or facsimile sending device, it shall be deemed to have been given immediately. If notice is sent by first-class mail, it shall be deemed to have been given three days after it has been mailed. If notice is sent by messenger, it shall be deemed to have been given on the day it is delivered.

17.	Amendments. This Agreement, or any term thereof, may be changed or waived only by written amendment, signed by the party against whom enforcement of such change or waiver is sought.

18.

Assignment; Use of Affiliates. BNY Mellon may assign this Agreement and/or delegate its rights hereunder to any affiliate of BNY Mellon, provided that BNY Mellon obtains the Fund’s prior written approval. Notwithstanding the foregoing, BNY Mellon may hire, engage or otherwise subcontract with any affiliate of BNY Mellon with respect to the performance of any one or more of the functions, duties or service obligations of

BNY Mellon under this Agreement, but any such hiring, engaging or subcontracting shall not relieve BNY Mellon of any of its duties, obligations or liabilities hereunder.

19.	Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

20.	Further Actions. Each party agrees to perform such further acts and execute such further documents as are necessary to effectuate the purposes hereof.

21.	Miscellaneous.

(a)

Notwithstanding anything in this Agreement to the contrary, the Fund agrees that no modifications to its registration statement or policies shall increase materially the obligations or responsibilities of BNY Mellon set forth in this Agreement without the prior written approval of BNY Mellon, which approval shall not be unreasonably withheld or delayed.

(b)

Except as expressly provided in this Agreement, BNY Mellon hereby disclaims all representations and warranties, express or implied, made to the Fund or any other person, including, without limitation, any warranties regarding quality, suitability, merchantability, fitness for a particular purpose or otherwise (irrespective of any course of dealing, custom or usage of trade), of any services or any goods provided incidental to services provided on behalf of the Fund. BNY Mellon disclaims any warranty of title or non-infringement except as otherwise set forth in this Agreement.

(c)	This Agreement embodies the entire agreement and understanding between the parties and supersedes all prior agreements and understandings between the parties relating to the subject matter hereof. The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect. Notwithstanding any provision hereof, the services of BNY Mellon are not, nor shall they be construed as constituting, legal advice or the provision of legal services for or on behalf of the Fund or any other person. Neither this Agreement nor the provision of services contemplated in this Agreement establishes or is intended to establish an attorney-client relationship between BNY Mellon and the Fund or any other person.

(d)	This Agreement shall be deemed to be a contract made in Delaware and governed by Delaware law, without regard to principles of conflicts of law.

(e)

If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Except as may be explicitly stated in this Agreement, there shall be no third party beneficiaries of this Agreement. The Fund shall provide or arrange for the provision of such information as BNY Mellon may reasonably request in connection with the services provided by BNY Mellon on behalf of the Fund.

(f)	The facsimile signature of any party to this Agreement shall constitute the valid and binding execution hereof by such party.

(g)	To help the U.S. government fight the funding of terrorism and money laundering activities, U.S. Federal law requires each financial institution to obtain, verify and record certain information that identifies each person who initially opens an account with that financial institution on or after October 1, 2003. Certain of BNY Mellon’s affiliates are financial institutions, and BNY Mellon may, as a matter of policy, request (or may have already requested) the Fund’s name, address and taxpayer identification number or other government-issued identification number. BNY Mellon may also ask (and may have already asked) for additional identifying information, and BNY Mellon may take steps (and may have already taken steps) to verify the authenticity and accuracy of these data elements.

(h)

BNY Mellon has adopted policies and practices related to the protection of non-public personal information pursuant to SEC Regulation S-P and for the prevention, detection and reporting of breaches of security and as required by applicable state law. These policies and practices are designed to comply with Regulation S-P and applicable state law in all material respects, including, but not limited to, the obligation to provide appropriate administrative, technical and physical safeguards reasonably designed to (i) ensure the security and confidentiality of Fund records containing personal information; (ii) protect against any anticipated threats or hazards to the security or integrity of Fund records containing personal information; and (iii) protect against unauthorized access to or use of Fund records containing personal information that could result in substantial harm to the Fund or its shareholders

IN WITNESS WHEREOF, the Fund and BNY Mellon have caused this Agreement to be executed by their respective officers set forth below.

BNY MELLON INVESTMENT SERVICING (US) INC.

By:	/s/ Dorothy R. McKeown
Name:	Dorothy R. McKeown
Title:	Managing Director

CHESTNUT STREET EXCHANGE FUND

By:	/s/ Robert F. Amweg
Name:	Robert F. Amweg
Title:	President

Schedule A

Fees

Administrative Services Fee

Base Fee:

The following annual fee will be paid: $36,000.

Asset Based Fees:

The following annual accounting fee will be calculated based upon the Fund’s average net assets and paid monthly:

0.03% of the Fund’s first $100,000,000 of average net assets;

0.02% of the Fund’s next $100,000,000 of average net assets; and

0.01% of the Fund’s average net assets in excess of $200,000,000.

The following annual administration fee will be calculated based upon the Fund’s average net assets and paid monthly:

0.05% of the Fund’s first $100,000,000 of average net assets;

0.04% of the Fund’s next $100,000,000 of average net assets; and

0.03% of the Fund’s average net assets in excess of $200,000,000.